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                            CERTIFICATE OF CHANGE OF
                              REGISTERED AGENT AND
                        LOCATION OF REGISTERED OFFICE OF
                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY


          North American Security Life Insurance Company, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

          1. The Directors of this Corporation, in accordance with Sections 133 and 141 of the General Corporation Law of the State of Delaware, have resolved to change the registered agent and the registered office of the Corporation in the State of Delaware.

          2. The registered office of the Corporation in the State of Delaware shall be changed to and be One Rodney Square, 10th Floor, Tenth and King Streets, City of Wilmington, County of New Castle, 19801. The registered agent at such address shall be RL & F Service Corp.

          IN WITNESS WHEREOF, North American Security Life Insurance Company has caused this Certificate to be executed and acknowledged by its authorized officer on this 3rd day of July, 1997.


                                  /s/ James D. Gallagher
                                  -------------------------------------------
                                  James D. Gallagher
                                  Vice President, Secretary & General Counsel